Exhibit 1
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                    [CHASE MANHATTAN BANK USA, N.A. LETTERHEAD]





September 10, 1998


Yasuda Bank and Trust Company (U.S.A.)
666 Fifth Avenue, Suite 802
New York, New York 10103

Chase Manhattan Bank USA, National Association, as Servicer
802 Delaware Avenue
Wilmington, Delaware 19801

         re:      Chase Manhattan Credit Card Master Trust - Removal of Accounts

Ladies and Gentlemen:

         We refer to the Chase Manhattan Credit Card Master Trust (the Trust), established pursuant to the First
Amended and Restated Pooling and Servicing Agreement, dated as of July 1, 1996 (the Pooling Agreement), between
Yasuda Bank and Trust Company, as Trustee (the Trustee) and Chase Manhattan Bank USA, National Association, as
Seller (the Seller) and Servicer (the Servicer).  Section 2.07 of the Pooling Agreement provides that if, on any
Determination date the Seller Interest (as therein defined) exceeds 10% of the Aggregate Principal Receivables at the end of the day immediately prior to such date of determination, the Seller may designate Receivables from
Accounts for deletion and removal from the Trust (Removed Accounts).

         The Seller hereby notifies you that, effective as of October 1, 1998, pursuant to Reassignment No. 6 of
Receivables in Removed Accounts, dated as of October 1, 1998, between the Trustee and the Seller, it will designate approximately $650 million aggregate amount of Receivables from certain randomly-selected accounts (the account numbers for which will be provided to you as soon as possible) as Removed Accounts, and will cause the
Trustee to reconvey the Receivables from the Removed Accounts, whether now existing or hereafter created, from the Trust to the Seller.

                                                     Very truly yours,

                                                     CHASE MANHATTAN BANK USA,
                                                     NATIONAL ASSOCIATION, as Seller


                                                     /s/Keith Schuck
                                                    ---------------------------------
                                                     Keith Schuck
                                                     Controller

cc:      Patrick Margey
         Cris Kako
         Martin Joyce
         David Morris
         Robert DeMauro
         Kevin Gilmartin

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